Exhibit 10.3

METHODE ELECTRONICS, INC.

2010 STOCK PLAN

NON-QUALIFIED STOCK OPTION

FORM AWARD AGREEMENT

Award Date:

Name of Optionee:

Number of Shares:	shares of Common Stock

Exercise Price Per Share:	$ per share, the Fair Market Value of the shares as of the Award Date as determined in accordance with the Methode Electronics, Inc. 2010 Stock Plan (the “Plan”)

Expiration Date:	ten years from the Award Date, or such earlier date as provided in Section 7.01 of the Plan

Vesting Schedule:	one-third upon each of the first, second and third annual anniversaries of the Award Date, subject to acceleration in certain events as provided in Section 13 of the Plan

Methode Electronics, Inc. (the “Company”) hereby awards to the Optionee (the “Optionee”) an option (the “Option”) to purchase from the Company, for the exercise price per share set forth above, the number of shares of Common Stock (the “Stock”) of the Company set forth above pursuant to the terms of this award agreement (the “Award Agreement”) and the terms of the Plan.  This Option is not intended to be, and shall not be treated as, an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  In the event of any conflict between the terms of this Award Agreement and the terms of the Plan, the terms of the Plan shall control.

The terms and conditions of the Option granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, are as follows:

1.             No Right to Continued Employee Status.  Nothing contained in this Award Agreement shall confer upon Optionee the right to the continuation of his or her Employee status or services to the Company, or to interfere with the right of the Company or its Subsidiaries or Affiliates to terminate such employment or service.

2.             Vesting of Option.  Except as provided in Section 3 below, the Option shall vest in accordance with the Vesting Schedule set forth above, subject to the Grantee’s continued employment with, or service to, the Company or its Subsidiaries or Affiliates.

3.             Termination Pending a Change in Control.  In the event of the Grantee’s termination of employment by the Company without “Good Cause” or Grantee’s voluntary termination of such employment with “Good Reason” during the period beginning on the date an agreement is entered into by the Company with respect to a merger or other business combination of the Company, which would constitute a Change in Control, and the effective time of such merger or other business combination of the Company then the Options shall vest in full upon the closing of the Change of Control transaction.  For this purpose, the terms “Good Cause” and “Good Reason” shall have the meanings set forth in the Change in Control Agreement dated as of                        between the Company and the Grantee, as the same may be amended from time to time.

4.             Exercise.  This Option shall be exercised by delivery to the Company of (i) written notice of exercise stating the number of shares being purchased (in whole shares only) and such other information set forth on the form of Notice of Exercise attached to this Agreement as Exhibit A, and (ii) a check or cash in the amount of the Exercise Price of the Shares covered by the notice (or such other consideration as has been approved by the Compensation Committee consistent with the Plan), plus any applicable withholding taxes.  In the alternative, the Grantee may notify the Company that it intends to undertake a cashless exercise or  request that the shares be netted to cover the Exercise Price and any required withholding.

5.             No Rights as Shareholder.  Optionee shall have no rights as a shareholder with respect to the Shares covered by any exercise of this Option until the effective date of issuance of the Shares following exercise of this Option, and no adjustment will be made for dividends or other rights for which the record date is prior to the date of exercise.

6.             Taxation Upon Exercise of Option.  Optionee understands that, upon exercise of this Option, Optionee will recognize income, for Federal and state income tax purposes, in an amount equal to the amount by which the Fair Market Value of the Shares, determined as of the date of exercise, exceeds the Exercise Price. The acceptance of the Shares by Optionee shall constitute an agreement by Optionee to report such income in accordance with then applicable law and to cooperate with Company in establishing the amount of such income and corresponding deduction to the Company for its income tax purposes. Withholding for Federal or state income and employment tax purposes will be made, if and as required by law, from Optionee’s then current compensation, or, if such current compensation is insufficient to satisfy withholding tax liability, the Company may require Optionee to make a cash payment to cover the liability as a condition of the exercise of this Option.

7.             Notices.  Any notice required to be given pursuant to this Option or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to Optionee at the address last provided by Optionee for his or her employee records.

8.             Dispute Resolution.  The parties initially shall attempt to resolve by direct negotiation any dispute, controversy or claim arising out of or relating to this Option Agreement or its breach or interpretation (each, a “Dispute”). For purposes of this negotiation, the Company shall be represented by one or more of its independent directors appointed by the Board of Directors. If the parties are unable to resolve the Dispute by direct negotiation within 30 days after written notice by one party to the other of the Dispute, the Dispute shall be settled by submission by either party of the Dispute to binding arbitration in Chicago, Illinois (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the American

Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  The arbitrator will be an attorney licensed to practice law in the State of Illinois.  The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.  Except as set forth below, each party shall pay:  the fees of his or its attorneys; the expenses of his or its witnesses; and all other expenses connected with presenting his or its case.  Except as set forth below, the costs of the arbitration, including the cost of any record or transcripts of the arbitration hearing, administrative fees, the fees of the arbitrator, and all other fees and costs shall be borne equally by the parties.  In the event of a Dispute following or in connection with a Change of Control, the Company shall pay the fees of the arbitrator as well as the cost of any record or transcripts of the arbitration hearing and other administrative fees and costs.  In all Disputes, the arbitrator will have discretion to make an award of fees, costs and expenses to the prevailing party.

9.             Section 409A Compliance.  It is the intention of the Company and the Grantee that the Options and other benefits awarded under this Option Agreement shall not impose any additional taxes, interest or penalties on the Grantee with respect to such awards under Section 409A of the Code and its implementing regulations (“Section 409A”).  In the event that the Company or the Grantee reasonably determines that any award under this Option Agreement may be subject to Section 409A, the Company and Grantee shall work together to adopt such amendments to this Option Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the award under this Award Agreement from Section 409A, or (ii) comply with the requirements of Section 409A.

10.          Agreement Subject to Plan; Applicable Law.  This Option is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of the Plan is attached hereto. Any provision of this Award Agreement inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. This Award Agreement shall be governed by the laws of the State of Illinois and subject to the exclusive jurisdiction of the courts therein.  Unless otherwise provided herein, capitalized terms used herein that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan.

11.          Entire Agreement and Clawback Policy.  This Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Agreement.  This Agreement and the Option granted hereunder are subject to any Company Clawback Policy in effect as of the date of this Agreement or as subsequently amended, modified or replaced and the terms of the Change in Control Agreement dated as of                          between the Company and Optionee, as the same may be amended from time to time.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date first above written.

Methode Electronics, Inc.

By:	Paul G. Shelton
Chairman, Compensation Committee

Please indicate your acceptance of the terms and conditions of this Award Agreement by signing in the space provided below and returning a signed copy of this Award Agreement to the Company.  IF A FULLY EXECUTED COPY OF THIS AWARD AGREEMENT HAS NOT BEEN RECEIVED BY THE COMPANY BY                                   , THE AWARD UNDER THIS AWARD AGREEMENT SHALL BE CANCELLED.

BY SIGNING BELOW, YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE RECEIVED A COPY OF THE PLAN AND ARE FAMILIAR WITH THE TERMS AND PROVISIONS THEREOF, INCLUDING THE TERMS AND PROVISIONS OF THIS AWARD AGREEMENT.  YOU HAVE REVIEWED THE PLAN AND THIS AWARD AGREEMENT IN THEIR ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS AWARD AGREEMENT AND FULLY UNDERSTAND ALL PROVISIONS OF THIS AWARD AGREEMENT.  FINALLY, YOU HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD AGREEMENT.

The undersigned hereby accepts, and agrees to, all terms and provisions of this Award Agreement and the Plan as they pertain hereto.

Optionee:

Name:
SSN#
Address:

Phone: